March 21, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS FEBRUARY 2012 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

 “The stock market continued to show significant improvement in February as the S&P 500 was up 4.1 percent for the month. This had a positive impact on our operating statistics, especially in the Private Client Group and Asset Management segments,” said CEO Paul Reilly.

Securities commissions were up 4.5 percent over last month and 5.1 percent from February of last year. Assets under administration hit a new record of $289 billion, up 2.8 percent from last month and 5.9 percent over last year. Similarly, assets under management were up 2.7 percent over last month and 8.6 percent over last year. The improvements for the month are a result of both advancing equity markets and continued net inflows.

The Equity Capital Markets business also showed improvement in February over the prior month. The number of lead managed equity offerings increased significantly over last month and February of last year.  However, revenues remain subdued due to a smaller average transaction size. Fixed Income was off slightly from its January pace.

Raymond James Bank’s conversion to a national bank was completed successfully February 1. Net loans grew significantly to $7.3 billion due to the purchase of Allied Irish Bank’s Canadian loan portfolio that month.

Morgan Keegan integration planning continues to progress steadily and remains on schedule to close April 2.  As of today, 98 percent of Morgan Keegan financial advisors presented with retention incentive offers have indicated their intent to accept and will be joining Raymond James upon closing of the merger.

“We are very pleased with our progress and have a high degree of confidence in a successful integration,” Reilly said.

The completed equity offering of 11,075,000 common shares and the successful $350 million senior note offering, both in February, fulfilling two of our three capital raises to fund the Morgan Keegan acquisition. This morning, Raymond James announced the third round of financing, another senior note offering. Although the offerings executed to date were on favorable terms, they will unfavorably impact this quarter’s earnings and earnings per share due to both the increased interest cost and common shares outstanding since they took place before the actual acquisition.

“We are pleased with the positive trend in February, which has continued into March,” Reilly said. “We continue to be optimistic about our long-term outlook. Yet despite very positive recent market economic trends, we are still cautious on the near-term global economy, which remains uncertain.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $289 billion, of which approximately $38 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, the possibility that regulatory and other approvals and conditions to the Morgan Keegan acquisition are not received or satisfied on a timely basis or at all, the possibility that modifications to the terms of the Morgan Keegan acquisition may be required to obtain or satisfy such approvals or conditions, changes in the anticipated timing for closing the Morgan Keegan acquisition, difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on acquisition related issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James’ 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

	February 2012	February 2011	January 2012
	(20 business days)	(19 business days)	(20 business days)

Securities commissions and fees (1)	$190.2 mil.	$181 mil.	$182 mil.

Total client assets under administration	$ 289 bil.	$ 273 bil.	$ 281 bil.

# of lead managed underwritings (2)	12	7	7

Financial assets under management (3)	$ 38 bil.	$ 35 bil	$ 37 bil.

Raymond James Bank total loans, net	$ 7.3 bil.	$ 6.1 bil.	$ 6.8 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.